Exhibit 99.1

William L. Ashton Joins Galena Biopharma’s Board of Directors

Lake Oswego, Oregon, May 1, 2013— Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today announced the addition of William L. Ashton to the Company’s Board of Directors.

Mr. Ashton is a senior executive with more than twenty-eight years of experience in biotechnology and pharmaceutical leadership and management. Most recently, at Amgen, Inc., he served as Vice President of corporate and government affairs and Vice President of sales, and was directly responsible for product launches, as well as key government agencies including Centers for Medicare and Medicaid Services, Office of Inspector General, General Accounting Office, Office of Management and Budget, and MedPAC.

“Bill brings an enormous wealth of commercial experience and expertise in pharmaceutical sales, leadership and corporate affairs that will be invaluable to Galena as we move forward into commercialization this year,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer of Galena Biopharma. “We look forward to his contributions and guidance in establishing Abstral® as the best in class leader in breakthrough cancer pain, as well as preparing for NeuVax™ commercialization.”

After retiring from Amgen, Mr. Ashton joined the University of the Sciences in Philadelphia where he currently serves as Associate Provost and Senior Vice President of Strategic Business Development, Founding Dean, Mayes College of Healthcare Business and Policy, and Assistant Professor of Pharmaceutical Business.

Mr. Ashton is on the boards of the National Osteoporosis Foundation, Friends of the National Library of Medicine (NIH), and a commissioner for the Medical Representatives National Certificate Commission. He currently serves on the board of Sucampo Pharmaceuticals. He received his Bachelor of Science from California University of Pennsylvania and his Master of Science from the University of Pittsburgh.

“Galena has made exceptional progress over the last few years, and I am excited to join the Board of Directors as the company initiates commercialization. With NeuVax enrolling its Phase 3 trial and the commercialization of Abstral expected this year, I look forward to providing my support and guidance as we work to enhance the treatment of cancer patients,” added William L. Ashton.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Galena’s expectations for commercialization of Abstral® and the development of Galena’s NeuVax product candidate. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the possibility that Galena’s commercialization of Abstral may be delayed or prove unsuccessful. Galena’s business and operations and the development of its product candidates also are subject to the risks and uncertainties identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda

Senior Director, Communications

+1 (503) 400-6995

rbernarda@galenabiopharma.com